Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 21, 2001
(Date of earliest event reported)

Applied Signal Technology, Inc.

(Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0—21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)

400 West California Ave., Sunnyvale, CA 94086

(Address of principal executive offices)

(408) 749-1888

(Registrant’s telephone number, including area code)

Item 5: Other Events

Attached hereto as Exhibit 99.1 and incorporated by reference herein is information regarding Applied Signal's reduction of its workforce by approximately 25%, as presented in a press release dated May 21, 2001.

Item 7: Financial Statements and Exhibits

7(c) Exhibits

99.1 Press Release dated May 21, 2001

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized.
Applied Signal Technology, Inc. (Registrant)
Date: May 21, 2001	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit 99.1

Press Release

For Immediate Release

Contact:

James Doyle

Chief Financial Officer

or

Alice Delgado

Investor Relations

(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC.

ANNOUNCES SECOND QUARTER OPERATING RESULTS

AND NEAR-TERM PLANS

Sunnyvale, CA. May 21, 2001 — Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the second quarter of fiscal 2001 ended May 4, 2001.

Revenues for the second quarter of fiscal year 2001 were $17,590,000 representing a 36% decrease compared with revenues of $27,287,000 recorded during the second quarter of fiscal 2000. The net loss for the second quarter of fiscal year 2001 was $3,128,000 or $0.33 per share compared to net income of $2,303,000 or $0.25 per share for the same period of fiscal 2000.

Revenues for the first six months of fiscal year 2001 were $39,287,000 down 27% from revenues of $53,815,000 recorded during the first six months of fiscal year 2000. The net loss for the first six months of fiscal year 2001 was $5,947,000 or $0.64 per share compared to net income of $4,419,000 or $0.49 per share for the same period of fiscal year 2000.

The decline in revenues for the second quarter of fiscal year 2001 is primarily due to a lower average backlog during the first and second quarters of fiscal year 2001 when compared to the comparable period in fiscal 2000. The lower average backlog during the first six months of fiscal 2001 is primarily due to the impact of what the Company believes to be continued delays in the awarding of certain significant engineering development contracts and to a lower backlog for the Company’s standard products. The net losses for the second quarter of fiscal 2001 and year-to-date are due to a decline in sales of the Company’s products and services, increased research and development spending and to subsidiary losses of $2,382,000 and $5,225,000 for the second quarter of fiscal 2001 and year-to-date, respectively.

The Company believes its anticipated revenues for fiscal year 2001 could be 25 to 35% lower than fiscal year 2000. The decline in anticipated revenues is due, in part, to what the Company believes to be continued delays in the awarding of certain significant engineering development contracts and, in part, to the unanticipated contract closeout of some significant engineering development contracts. In order to reduce infrastructure costs to better align costs with anticipated revenues, the Company reduced its workforce by 69 employees in April 2001 and in May reduced its workforce by an additional 61 employees. The total staff reductions from April 18, 2001 are 130 employees or approximately 25% of the staff. As a result of the staff reductions, research and development spending, overhead spending and marketing expenditures will be reduced. In addition, the Company is currently trying to sublease a portion of its Sunnyvale, California facilities. Management believes that the cost reduction actions being taken during fiscal year 2001 will position the Company to be able to return to profitability in fiscal year 2002.

In an effort to reduce future cash expenditures, the Board of Directors voted on May 17, 2001 to suspend the dividend payment.

New orders received during second quarter of fiscal year 2001 were $29,113,000, up 57% from the $18,558,000 of orders received during the second quarter of fiscal year 2000. Order levels for the first six months of fiscal year 2001 were $41,431,000, up 22% compared to the $33,978,000 reported for the same period of fiscal year 2000. The increase in new orders during the second quarter is due to the award of new engineering work and certain delayed engineering orders.

Regarding the operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company commented, "We have discussed the delays in orders for several quarters. We felt that a significant amount of these delayed orders would be placed by the middle of fiscal year 2001 but this did not occur. Although our orders are up year-over-year, they were not to the level we had anticipated."

"We feel that the second quarter increase in order level supports our belief that these are delays and not necessarily lost opportunities. We have received contract closeout notifications on three development contracts of significance and it is too early to determine the future status of these efforts. Currently they are contributing to the delays and attendant reduced revenue."

Mr. Yancey went on to say, "We started fiscal year 2001 with a plan that would maintain a cost structure that would be high for the projected revenue but would be appropriate for the revenue run-rate projected at year end. With the reduced revenue and additional delays we are experiencing, we have no choice but to reduce our cost structure to be more in line with where we believe we will be at year end. With 10 to 15% revenue growth in fiscal year 2002 over fiscal year 2001, we should be able to return to a profitable business model that is more consistent with our typical business model."

"We are continuing to diversify into the military marketplace. We feel this marketplace, as well as other diversified marketplaces, are required to provide us a more stable business base in the future."

Applied Signal Technology, Inc., designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties. Statements as to the future expected operating cost savings, the Company’s plans for facilities subleasing, the impact of engineering order delays and attendant reduced revenues, and lower than anticipated revenues from the Company’s standard products, including the steps it may take and the programs it will emphasize are forward-looking statements. These risks and uncertainties include whether the Company will be successful in obtaining contracts if they are forthcoming; the ability to generate sufficient capital to pursue opportunities that may exist; the ability to sublease existing facilities; and other risks detailed from time to time in the Company’s SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2000.